EXHIBIT 8

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4528 t 404 815 6500 f 404 815 6555

February 23, 2012

United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia 30512

Re:	United Community Banks, Inc.
Registration Statement on Form S-1 (File No. 333-174420)

Ladies and Gentlemen:

    We have acted as tax counsel to United Community Banks, Inc., a Georgia corporation (the “Company”), in connection with the potential sale (the “Resale”) from time to time by Elm Ridge Offshore Master Fund, Ltd. and Elm Ridge Value Partners, L.P. of the following securities of the Company: (i) 16,613 shares of the Company’s Cumulative Perpetual Preferred Stock, Series D, par value $1.00 per share (the “Series D Preferred Stock”); (ii) warrants dated February 22, 2011 (the “Warrants”) to purchase up to an aggregate 1,551,126 shares of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”); and (iii) up to an aggregate 1,551,126 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”, and together with the Series D Preferred Stock and the Warrants, the “Securities”).  This letter will confirm that we have described certain United States federal income tax considerations of the Resale in the discussion set forth under the caption “United States Federal Income Tax Considerations” in the Prospectus included in the Registration Statement on Form S-4 (the “Registration Statement”), filed on this date with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and certain other federal income tax consequences of the Resale.  Unless otherwise defined, capitalized terms used herein shall have the respective meanings ascribed to them in the Registration Statement.

    We have based our opinions set forth in this letter on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations and judicial decisions and administrative interpretations thereunder, as of the date of this letter, all of which are subject to change, possibly with retroactive effect, or to different interpretations.

    Based on the assumptions and subject to the qualifications and limitations set forth therein, it is our opinion that the Company did not undergo an “ownership change” as defined in Section 382(g) of the Code as a result of the Private Placement.

    Except as stated above, we express no opinion with respect to any other matter.  We are furnishing this opinion to you solely in connection with the Resale, and this opinion is not to be relied upon, circulated, quoted, or otherwise referred to for any other purpose.

Letter to United Community Banks, Inc.
February 23, 2012

    We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to the use of our name in the Registration Statement and to the reference to us and this opinion letter in the Registration Statement.  By giving such consent, we do not thereby admit that we are “experts” with respect to this letter, as that term is used in the Act, or the rules and regulations of the SEC thereunder.

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ Lynn Fowler
Lynn Fowler, a Partner